UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 2, 2014
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Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in Charter)
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Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)
One Geoffrey Way, Wayne, New Jersey 07470
(Address of Principal Executive Offices, including Zip Code)
(973) 617-3500
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE
In connection with its refinancing activities, Toys “R” Us, Inc. (the “Company”), is disclosing the following financial information: (i) quarter to date domestic net sales were approximately the same as the comparable prior year period and (ii) that domestic gross margin rate for the quarter to date improved by more than 100 basis points from the comparable prior year period. The Company believes that these results reflect the effective execution of its “TRU Transformation” plan, including our strategic focus on more disciplined promotions.
In addition, Cushman and Wakefield performed a market value appraisal of the Toys "R" Us Propco I, LLC properties, which estimated the aggregate of individual market values based upon individual property market rent at approximately $1.5 billion as of October 1, 2014. An appraisal is only an estimate of value, as of the date stated in the appraisal. It is subject to various assumptions and limiting conditions and qualifications, any or all of which may have influenced the valuation. Changes since the date of the appraisal, whether in external and market factors or in the property itself can significantly affect the value. As an estimate, the appraisal is not necessarily a measure of realizable value and may not reflect the amount which would be received if the property were sold.
The quarter to date refers to August 3, 2014 to September 27, 2014, as compared to August 4, 2013 to September 28, 2013 in the prior year. These sales and margin figures speak only for the periods indicated above and sales and margin for other periods, including for the third quarter of fiscal 2014, may differ materially from the results discussed above.
The foregoing financial information, which has been furnished solely for this Item 7.01, shall not be deemed filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference into any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc.
(Registrant)

Date: October 2, 2014	By:	/s/ Michael J. Short
	Name:	Michael J. Short
	Title:	Executive Vice President - Chief Financial Officer

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